Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, dated October 05, 2023 pertaining to the 2021 Incentive Award Plan and the Non-Employee 2021 Incentive Award Plan, each as amended on September 12, 2023 of ReNew Energy Global plc of our report dated July 31, 2023, with respect to the consolidated financial statements of ReNew Energy Global plc and the effectiveness of internal control over financial reporting of ReNew Energy Global plc included in the Annual Report (20-F) for the fiscal year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ S.R. Batliboi & Co.LLP

Gurugram, India October 05, 2023